Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 33-97900, 333- 20191, 333-51143, 333-46588, 333-119329, and 333-268395) on Form S-8 of WaFd, Inc. (previously known as Washington Federal, Inc.) of our report dated June 27, 2024 appearing in the annual report on Form 11-K of Washington Federal Bank 401(k) Plan for the year ended December 31, 2023.

/s/ Plante Moran, PLLC

Chicago, Illinois
June 27, 2024